Exhibit 10.8

2023 EXECUTIVE INCENTIVE PLAN

97963v7

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1.Purpose

Pacific Western Bank (the “Bank”) is the sponsor of this Executive Incentive Plan (the “Plan”). The Bank has designed the Plan to focus executives on achieving the annual business plan or other strategic and long-term performance objectives. The Plan provides award opportunities and is intended to provide rewards to the executive team for exceptional corporate performance.

2.Approval and Administration

The Plan has been approved by the Board of Directors (the “Board”) of PacWest Bancorp (the “Company”), the Board of Directors of Pacific Western Bank (the “Bank Board”), and the Compensation and Human Capital Committee (“CHC Committee”) of the Board and, except as otherwise set forth in this Plan, is administered by the Human Resources department. CEO compensation under the Plan will be recommended for Board approval by the CHC Committee.

3.Performance Guidelines

The Chief Executive Officer (CEO), EVP, Director of Human Resources (DHR) and Chief Financial Officer (CFO) will recommend to the Board, the Bank Board, and the CHC Committee, for their approval as early in the calendar year as possible, as applicable:

•each Participant (as defined below);

•the business criteria to be used to establish performance goals (“Performance Measures”);

•the targeted level of achievement with respect to a Performance Measure (the “Performance Target”);

•for each Performance Measures, the relative weighting of such Performance Measures (“Performance Measure Weights”); and

•the percentages of achievement of the applicable Performance Target (the “Achievement Levels”) that may lead to corresponding awards under the Plan (each, an “Award”).

Notwithstanding anything to the contrary, the CHC Committee will determine the Performance Measures, Performance Measure Weights, Performance Targets, and Achievement Levels for Participants (other than the CEO which shall be determined by the Board). At the end of the calendar year, the EVP, Chief Financial Officer (“CFO”) and DHR will review achievements against Performance Measures, present results, and DHR will recommend Awards to the CHC Committee for its approval. In evaluating any Award, the CHC Committee will do so outside the presence of management, except the CHC Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO. Notwithstanding any recommendations from DHR, the CHC Committee will be solely responsible for determining and granting any Awards (or, in the case of the CEO, recommending to the Board such Award for its approval).

An individual who has been selected by the CHC Committee is a “Participant”.

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4.Interpretation

Interpretation and application of the Plan to a particular circumstance will be made by the CHC Committee in its sole discretion. Subject to any authority granted to the full Board or a committee of the independent directors thereof, the CHC Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan. The CFO and DHR have the authority to make non-material amendments to this Plan in their sole discretion and shall promptly report any such amendments to the CHC Committee.

5.Eligibility

Certain employees in key executive contributor roles are eligible for participation in the Plan. The CFO and DHR will review eligible Participants and recommend Participants to CHC Committee for their approval.

6.Performance Measures; Performance Targets

The CFO and DHR will recommend for approval by the Board, the Bank Board, and the CHC Committee one or more Performance Measures for the Plan. All Performance Measures will be key indicators of financial performance and may consist of one or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business units of the Company (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): (i) net income; (ii) return on average assets (“ROA”); (iii) cash ROA; (iv) return on average equity (“ROE”); (v) cash ROE; (vi) operating earnings; (vii) diluted or basic earnings per share (“EPS”); (viii) cash EPS; (ix) net interest margin; (x) stock price; (xi) efficiency ratio; (xii) deposit growth; (xiii) loan and lease growth; (xiv) loan originations, (xv) capital ratios; (xvi) adversely classified assets; (xvii) nonaccrual loans; (xviii) regulatory rating(s), (xix) total shareholder return; (xx) net charge-offs/total assets; (xxi) non-performing assets/total assets; (xxii) classified assets/(Tier I Capital + ALLL); (xxiii) net interest margin (tax equivalent); (xxiv) return on average tangible common equity; and (xxv) pre-provision net revenue (“PPNR”). The CFO and DHR may also recommend to the Board, the Bank Board, and the CHC Committee (or the Board, Bank Board, and the CHC Committee may determine independently) any components of the foregoing as Performance Measures. When establishing Performance Targets, the CHC Committee may exclude (or make adjustments on account of) any or all unusual or infrequently occurring items (including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, goodwill impairments, severance payments, merger and acquisition activity, non-recurring business initiatives, and other unusual or infrequently recurring items), items impacted by changes in applicable tax laws or accounting principles, or such other factors as the CHC Committee deems appropriate.

Each Performance Measure will generally operate independently (i.e., it is possible for one Performance Measure to generate an Award and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another. Performance Measures may be individually weighted (i.e., one Performance Measure may be counted more heavily in calculating Awards than another Performance Measure). Performance Measure Weights for each Performance Measure will be recommended by HR for approval by the Board, the Bank Board, and the CHC Committee; however, the CHC Committee will retain absolute authority over the selection of and Performance Measure Weights accorded to any Performance Measures.

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7.Achievement Levels and Awards

Achievement Levels and Awards will be set forth in documentation maintained by the CHC Committee and DHR and are generally expressed as a percentage of base salary. [Subject to Section 8, ]Awards under the Plan will be based upon achievement of Performance Measures and will be submitted by DHR to the CHC Committee for approval. Except as otherwise determined by the CHC Committee, for purposes of the Plan, salary means annual year-end base salary.

Except as otherwise determined by the CHC Committee, in addition to all other eligibility provisions described herein, Awards for individuals who commence employment after the beginning of a calendar year and who, therefore, are Participants for less than a full calendar year will be based on an actual performance during the full calendar year and will be prorated based on the portion of the calendar year during which such Participant was employed by the Bank and will be based on the Participant’s actual base salary paid during the time of participation in the calendar year. Awards for Participants who leave the Bank during a calendar year due to total and permanent disability or death will be prorated using the same calculation. For example, if a Participant’s base salary is $400,000 and commences employment on April 1, then any Award for such Participant will be based on Participant’s prorated base salary of $300,000.

8.Evaluating Performance and Computing Awards

a.As soon as practicable following the close of year-end, the Administrator shall determine whether and to what extent the Performance Measures set for such period were achieved and shall determine whether any adjustments under Subsections (b) or (c) shall be made. The CEO and CFO may appropriately adjust any evaluation of Achievement Level for any Performance Measure. The CEO and CFO (or their delegate) shall then determine the Award payable to a Participant.
b.The CHC Committee may adjust (up or down) each Participant’s potential award amount under any Performance Measure, based upon individual/strategic performance and/or any other factors, in the CHC Committee’s sole discretion.
c.When measuring Achievement Levels, the CHC Committee may exclude (or make adjustments on account of) any or all unusual or infrequently occurring items (including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, goodwill impairments, severance payments, merger and acquisition activity, non-recurring business initiatives, and other unusual or infrequently recurring items), items impacted by changes in applicable tax laws or accounting principles, or such other factors as the CHC Committee deems appropriate.
d.There is no minimum award or guaranteed payment with respect to any Performance Measure; all Awards under the Plan are discretionary on the part of the Company, and the Company reserves the right, at all times, to reduce the payment with respect to an Award or to pay no amount, in its sole discretion.

9.Payment of Awards

Awards will be paid as soon as administratively feasible after review of performance against applicable Performance Targets and approval by the CHC Committee (which payment may occur during the applicable calendar year), but will be paid in no event later than the date that is 2 ½ months after the end of the applicable calendar year. Except as otherwise determined by the CHC Committee, to be eligible for an Award, a Participant must have been an employee of the Bank for at least three months during the applicable calendar year and be an employee of the Bank on the date that Awards are paid or have left the Bank during the calendar year due to total and permanent disability or death.

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Except as otherwise determined by the CHC Committee, Participants who are otherwise eligible to receive an Award and who were assigned to different parts of the organization during the calendar year will have their Award calculated based upon the part of the organization they are in at the end of the calendar year and the performance achieved by that group for the calendar year.

The Bank will withhold from any amounts payable under this Plan all federal, state, city, and local taxes as shall be legally required as well as any other amounts authorized or required by employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.

Except as otherwise required by law, incentive compensation under this Plan shall not be included or considered in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan that may or may not exist.

The CHC Committee may determine in its discretion to accelerate the payment of an Award to any date prior to the normal payment date (including prior to the end of the applicable calendar year).

10.No Right of Assignment

No right or interest of any Participant in the Plan is assignable or transferable. In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, unless prohibited by law.

11.No Right of Employment

The Plan does not give any employee any right to continue in the employment of the Bank and does not constitute any contract or agreement of employment or interfere in any way with the right the Bank has to terminate such person’s employment. The Bank is an “at will” employer and, as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

12.Amendment or Termination of the Plan

The Bank reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without the consent of the Bank’s shareholders or any Participant.

13. Section 409A of the Code

The Awards under this Plan are intended to be exempt from Section 409A of the Code (“Section 409A”) as short-term deferrals. However, notwithstanding the foregoing or anything to the contrary in this Plan or elsewhere, if a Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award provided for in this Plan both (y) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (z) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then any such payment that is payable during the first six months following the Participant’s “separation from service” shall be paid in a lump sum to the Participant on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at his or her death.  Awards are subject to any future or current clawback policy.

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